EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Daniel J. Doyle

President/CEO

(559) 298-1775

CENTRAL VALLEY COMMUNITY BANCORP

ANNOUNCES STOCK REPURCHASE PROGRAM

CLOVIS, CALIFORNIA…February 22, 2002…The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Clovis Community Bank, announced today its adoption of a program to effect repurchases of the Company’s common stock. The Company may repurchase up to approximately 3% of the Company’s outstanding shares of common stock under the program for a period of up to one year beginning March 1, 2002. The shares will be repurchased in open-market transactions through brokers, subject to availability.  Under a similar plan, adopted in February 2001, the Company repurchased a total of 25,900 shares at a cost of $499,263.

                “In light of our strong capital position and earnings growth, continuing the stock repurchase program in 2002 should maximize shareholder value over the next twelve months, as we expect continued growth during that period,” stated Daniel J. Doyle, President and Chief Executive Officer of CVCB and Clovis Community Bank.

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY. Clovis Community Bank, founded in 1979, and the sole subsidiary of Central Valley Community Bancorp, operates five full-service offices in Clovis, Fresno, and Prather, plus Real Estate Lending, SBA Lending, and Agribusiness Lending Departments in Clovis. Investment services are also provided by Investment Centers of America at the Bank’s main office in Clovis. Members of Central Valley Community Bancorp and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Elaine Bernard, David E. Cook, Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Clovis Community Bank can be found at www.clovisbank.com.

###

Forward-looking Statements — All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations.  These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan growth in 2002.  These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to, (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment resulting in reduced margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;  (4) changes in the regulatory environment; (5) fluctuations in the real estate market; (6) changes in business conditions and inflation; and (7) changes in securities markets.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.